Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces Pricing of Public Offering of
4,827,300 Shares of Common Stock

CAMBRIDGE, MA — July 21, 2005 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) today announced the pricing of a public offering of 4,827,300 shares of its common stock at $27.02 per share. All of the shares are being offered by Momenta pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission. Momenta has granted an option to the underwriters to purchase up to 724,095 additional shares of common stock within 30 days of the offering to cover over-allotments, if any.

Morgan Stanley & Co. Incorporated acted as the sole book runner for this offering.  Deutsche Bank Securities Inc. acted as co-lead manager of the offering.  Co-managers for the offering were Banc of America Securities LLC and SG Cowen & Co., LLC.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Momenta:

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.  Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and biologic drug products.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates.  Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189